Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CONNECTURE, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Connecture, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the following resolutions were adopted on March 7, 2017 by the Board of Directors of the Corporation (the “Board”) pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.001 per share, there shall be designated a series of 17,500 shares which shall be issued in and constitute a single series to be known as “Series B Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock” and together with the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), the “Preferred Stock”).  The shares of Series B Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Connecture, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person; provided that the following Persons shall not be deemed to be Affiliates of a Holder or any of its Affiliates: (a) the Corporation and its subsidiaries and (b) any portfolio company in which such Holder or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of such Holder or any of its Affiliates or received any confidential information about the Corporation or its subsidiaries from or on behalf of such Holder (it being acknowledged and agreed that an employee of such Holder or its Affiliates that is a director or officer of such portfolio company or its controlled Affiliates shall not be deemed to have received such confidential information solely by reason of such individual serving on the board or similar governing body of such portfolio company). For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation. For the avoidance of doubt, Approved Stock Plan shall include all shares reserved for issuance pursuant to such Approved Stock Plan, and any increases to such share reserve that occur automatically or by shareholder approval on or after the Series B Closing Date.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the NASDAQ Global Market on such date.  If the Common Stock is not traded on the NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, including the stock into which the Series B Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means the shares of Common Stock into which the Series B Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means (x) a transaction described in item (ii) of the definition of Fundamental Change in which less than ten percent (10%) of the consideration payable to the Corporation’s stockholders is cash or (y) a transaction described in items (iv) or (v) of the definition of Fundamental Change.

“Fundamental Change” means the occurrence of any of the following events: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting securities of the Corporation or the Corporation otherwise becomes aware of such ownership; (ii) the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets; (iii) the Corporation sells all or substantially all of its assets; (iv) the stockholders of the Corporation approve or the Corporation otherwise adopts any plan or proposal for the liquidation, dissolution or winding-up of the Corporation; or (v) the Common Stock ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange; provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if the holders of all classes of Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation; provided, further, that the occurrence of an event described in clause (i) that arises as a result of the issuance of Series B Preferred Stock pursuant to the Series B Investment Agreement will not constitute a Fundamental Change.

“Holder” or “Holders” means the holder or holders of the Series B Preferred Stock.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Series B Holders.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series B Preferred Stock in dividend rights or liquidation preference, which includes, for the avoidance of doubt, the Series A Preferred Stock.

“Mandatory Series B Conversion Price” means 175% of the Series B Conversion Price.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, an association, joint stock company, an estate, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means The NASDAQ Global Market.

“Qualified Trading Day” means any Trading Day on which the volume of shares of Common Stock traded is equal to or greater than 75,000 shares (as adjusted for stock splits, reverse stock splits and similar transactions).

“Required Series B Holders” means, as of any date, the holders of at least a majority of the Series B Preferred Stock outstanding as of such date.

“Series B Closing Date” means the date of the closing of the purchase and sale of the Series B Preferred Stock pursuant to Section 2.02 of the Series B Investment Agreement.

“Series B Conversion Price” means $1.91, subject to adjustment as provided herein.

“Series B Conversion Rate” means, as of any date, the rate determined by dividing the Series B Stated Value by the Series B Conversion Price in effect on such date.

“Series B Dividend Increase Event” means any failure by the Corporation to (i) pay the Series B Preferred Dividends when due, (ii) redeem a Holder’s Series B Preferred Stock pursuant to Section 16 when required, (iii) effect conversion of a Holder’s Series B Preferred Stock pursuant to Section 4 or 5 when required, (iv) notify Holders in the event of a Fundamental Change, (v) comply with the anti-dilution provisions of Section 7, (vi) comply with the notice provision of Section 9 or (vii) comply with the protective provisions set forth in  Section 15.

“Series B Investment Agreement” means that certain investment agreement, dated on or about March 10, 2017, by and among the Corporation and each of the investors party thereto.

“Series B Investor Rights Agreement” means that certain investor rights agreement, dated on or about March 10, 2017, by and among the Corporation and each of the investors party thereto.

“Series B Liquidation Preference” means an amount per share equal to (i) the greater of (A) the Series B Stated Value and (B) such amount as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to a Liquidation plus (ii) any accrued but unpaid Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends thereon.

“Series B Registration Default Dividends” means all amounts, if any, payable pursuant to Section 3.12 of the Series B Investor Rights Agreement.

“Series B Stated Value” means $1,000.00 per share, subject to increase as set forth in Section 2(a) below.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder.  If the Corporation and the applicable Holder are unable to agree upon the fair market value of such security, then the Weighted Average Price will be determined by an Independent Financial Advisor retained by the Corporation for such purpose.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2.Dividends.

(a)From and after the Series B Closing Date, each Holder of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of stock other than the Series A Preferred Stock, shall be entitled to receive, with respect to each share, or fraction of a share, of Series B Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Series B Preferred Stock, at the rate of fifteen percent (15%) per annum of the Series B Stated Value per whole share (or proportion thereof with respect to fractional shares) of Series B Preferred Stock (the “Series B Preferred Dividends”).  The Series B Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing March 31, 2017. The Series B Preferred Dividends shall be accreted to, and increase, the outstanding Series B Stated Value; provided, however, that following the second anniversary of the Series B Closing Date, the Series B Preferred Dividends may, at the Corporation’s option, be paid in cash and, if not so paid in cash, shall automatically be accreted to, and increase, the outstanding Series B Stated Value. The Series B Preferred Dividends shall be paid pari passu with any dividends payable upon the Series A Preferred Stock.

(b)Upon the occurrence and during the continuance of a Series B Dividend Increase Event (the date of such Series B Dividend Increase Event being referred to as the “Additional Series B Dividend Accrual Date”), each Holder of then-outstanding shares of Series B Preferred Stock will thereafter be entitled to receive cash dividends accruing on a daily basis from the Additional Series B Dividend Accrual Date, through and including the date on which such dividends are paid, at the annual rate of four percent (4%) per annum of the Series B Stated Value per share of Series B Preferred Stock. The cash dividends provided for in this Section 2(b) are hereinafter referred to as “Additional Series B Dividends.” The Additional Series B Dividends shall be in addition to, and not a substitute for or payment in lieu of, the Series B Preferred Dividends.  The Additional Series B Dividends shall increase by one percent (1%) upon each sixth-month anniversary of the Series B Dividend Increase Event, provided, however, that in no event shall the Series B Preferred Dividends and Additional Series B Dividends collectively exceed twenty percent (20%) per annum.  The Additional Series B Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the dividend payment dates for Series B Preferred Dividends set forth in Section 2(a) above if not paid prior.  Any unpaid Additional Series B Dividends shall compound quarterly.

(c)Series B Registration Default Dividends will accrue on the Series B Preferred Stock to the extent provided in the Series B Investor Rights Agreement and the Corporation’s obligation to pay any such Series B Registration Default Dividends will be deemed to be obligations under this Certificate of Designations with the same force and effect as if the relevant provisions of the Series B Investor Rights Agreement were reproduced in this Certificate of Designations.  In the event that the Corporation is required to pay Series B Registration Default Dividends pursuant to the Series B Investor Rights Agreement, the Corporation shall provide written notice (“Series B Registration Default Notice”) to the Holders of its obligation to pay Series B Registration Default Dividends no later than fifteen (15) days prior to the proposed payment date for the Series B Registration Default Dividends, and the Series B Registration Default Notice shall set forth the amount of Series B Registration Default Dividends to be paid by the Corporation on such payment date.  In no event shall Series B Registration Default Dividends accrue at a rate in excess of 0.50% per annum of the Series B Stated Value per share of Series B Preferred Stock, regardless of the number of events or circumstances giving rise to requirements to pay such Series B Registration Default Dividends.  Unless the context requires otherwise, all references to Series B Preferred Dividends in this Certificate of Designations will include any Series B Registration Default Dividends payable pursuant to this Section 2(c) and the Series B Investor Rights Agreement.  Such Series B Registration Default Dividends that are payable shall be payable in cash in arrears on each dividend payment date following accrual set forth in Section 2(a) above at the same time and in the same manner (except in cash only) as the Series B Preferred Dividends.

(d)In the event that the Corporation shall at any time pay a dividend on or make a distribution in respect of the Common Stock (whether in cash, in kind or in other property) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time and on the same terms, pay or distribute to each Holder a dividend (or distribution) equal to the dividend that would have been payable to such Holder if the shares, or fraction of a share, of Series B Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution.

(e)Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the Holders entitled thereto based upon the Series B Stated Value on all shares of Series B Preferred Stock held by each such Holder.

3.Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation, the Holders of the Series B Preferred Stock shall receive, pari passu with the holders of the Series A Preferred Stock, from the net assets of the Corporation the Series B Liquidation Preference multiplied by the number of shares of Series B Preferred Stock held by such Holders, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of the Series B Preferred Stock shall be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Corporation shall mail written notice of any such Liquidation not less than 45 days prior to the payment date stated therein, to each Holder.  For the avoidance of doubt, subsections (i), (ii), (iii) and (v) of the definition of Fundamental Change shall not be deemed a Liquidation.

4.Right of the Holders to Convert.

(a)At any time from and after the Series B Closing Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 6, to convert each share of such Holder’s Series B Preferred Stock at any time into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Series B Stated Value of such share of Series B Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends) in respect of the Series B Preferred Stock up to but not including the Conversion Date (as defined below) by (ii) the Series B Conversion Price. The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series B Preferred Stock (unless such conversion relates to all shares of Series B Preferred Stock held by such Holder).

(b)Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

5.Mandatory Conversion by the Corporation.

(a)At any time after the second anniversary of the Series B Closing Date, if (i) the shares of Common Stock underlying the Series B Preferred Stock are registered for resale under the Securities Act of 1933, as amended, (ii) the Weighted Average Price per share of Common Stock was greater than the Mandatory Series B Conversion Price for at least forty-five (45) consecutive Trading Days, of which forty (40) of the forty-five (45) consecutive Trading Days are each Qualified Trading Days, and (iii) no Series B Dividend Increase Event under clause (ii) or (iii) (with respect to Section 4) has occurred and is continuing, the Corporation may elect to convert (a “Mandatory Series B Conversion”) all, but not less than all, of the outstanding shares of Series B Preferred Stock into shares of Common Stock (the date selected by the Corporation for any Mandatory Series B Conversion pursuant to this Section 5(a), the “Mandatory Series B Conversion Date”). In the case of a Mandatory Series B Conversion, each share of Series B Preferred Stock then outstanding shall be converted into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Series B Stated Value of such share of Series B Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends) in respect of the Series B Preferred Stock up to but not including the Mandatory Series B Conversion Date by (ii) the Series B Conversion Price.

(b)If the Corporation elects to affect a Mandatory Series B Conversion, the Corporation shall, within three (3) Business Days following the completion of the applicable forty-five (45) Trading Day period referred to above, provide notice of Mandatory Series B Conversion to each Holder (such notice, a “Notice of Mandatory Series B Conversion”). The Mandatory Series B Conversion Date selected by the Corporation shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Corporation provides the Notice of Mandatory Series B Conversion to the Holders. The Notice of Mandatory Series B Conversion shall state, as appropriate: (i) the Mandatory Series B Conversion Date selected by the Corporation; and (ii) the Series B Conversion Rate as in effect on the Mandatory Series B Conversion Date and the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series B Preferred Stock held by such Holder.

(c)Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

6.Conversion Procedures and Effect of Conversion.

(a)Conversion Procedure. A Holder must do each of the following in order to convert shares of Series B Preferred Stock pursuant to this Section 6(a): (i) in the case of a conversion pursuant to Section 4(a), complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be conditioned on the completion of a Fundamental Change or other corporate transaction as specified in such Conversion Notice), and deliver such notice to the Corporation; (ii) deliver to the Corporation the certificate or certificates (if any) representing the shares of Series B Preferred Stock to be converted; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 12. The foregoing clauses (ii), (iii) and (iv) shall be the only conditions applicable to the Holders in respect of the issuance of shares of Common Stock to the Holders in the event of a Mandatory Series B Conversion pursuant to Section 5.

The “Conversion Date” means (A) with respect to conversion of any shares of Series B Preferred Stock at the option of any Holder pursuant to Section 4(a), the date on which such Holder complies with the procedures in this Section 6(a) and (B) with respect to a Mandatory Series B Conversion pursuant to Section 5(a), the Mandatory Series B Conversion Date.

(b)Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B Preferred Stock, Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends thereon shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and on conversion, such shares of Series B Preferred Stock shall cease to be outstanding.

(c)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series B Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 6(a) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion. Such delivery of shares of Common Stock shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 4(a)) or in the records of the Corporation (in the case of a Mandatory Series B Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be delivered upon conversion of shares of Series B Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.

(d)Failure to Convert. If the Corporation shall fail for any reason or no reason to issue to a Holder of Series B Preferred Stock a certificate representing the Conversion Shares within three (3) Business Days after the Conversion Date or Mandatory Series B Conversion Date, as applicable, and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the DTC for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after the Conversion Date the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(e)No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock into Common Stock.  In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

7.Adjustment of Conversion Price.  The Series B Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a)If the Corporation at any time on or after the Series B Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series B Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased.  If the Corporation at any time on or after the Series B Closing Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased.  Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Series B Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 7(b) will increase or decrease the Series B Conversion Price or increase or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 7 or to the extent the Holders participate in a dividend or distribution event pursuant to Section 2(d).

(c)Adjustment for Merger or Reorganization, Etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 7, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. The determination: (i) will be made by Holders representing a plurality of shares of Series B Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

8.Purchase Rights. In addition to any adjustments pursuant to Section 7 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series B Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9.Notices.  Upon any adjustment of the Series B Conversion Price or the number of Conversion Shares, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the address of such Holder as shown on the books of the Corporation, which notice shall state the Series B Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(5) there shall be any Fundamental Change;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, as the case may be.

10.Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series B Preferred Stock.  All shares of

Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes), shall be approved for listing on the NASDAQ Global Market if shares of Common Stock generally are so listed (or any other national securities exchange on which the Common Stock is listed) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series B Conversion Price.  The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.  The Corporation will not take any action which results in any adjustment of the Series B Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series B Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

11.Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise.  Shares of Series B Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series B Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and may be redesignated as any series of preferred stock of the Corporation and reissued.

12.Issue Taxes and Fees.  The issuance of certificates, if any, for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any (a) issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted or (b) fees (including fees of the transfer agent or The Depository Trust Company).

13.Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

14.Voting.  In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series B Preferred Stock shall have the right to vote together with the holders of Series A Preferred Stock and Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors).  With respect to the voting rights of the Holders of the Series B Preferred Stock, each Holder of Series B Preferred Stock shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series B Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is the Stated Value for each share of Series B Preferred Stock (as adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise, as contemplated in Section 7 hereof, occurring prior to such record date) and the denominator of which is the Series B Conversion Price (which Series B Conversion Price, solely for purposes of this Section 14, shall not be less than $1.91 (the Closing Price of the Common Stock on March 9, 2017)).

15.Certain Restrictions.  In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Series B Holders, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series B Preferred Stock shall vote together as a class, the Corporation will not:

(a)(x) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series B Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock;

(b)amend, restate, alter or repeal any of the rights, powers or preferences of the Series B Preferred Stock;

(c)amend, restate, alter or repeal the Certificate of Incorporation in a manner which would adversely affect a Holder’s ability to (i) transfer its shares of Series B Preferred Stock or Common Stock to any person or (ii) convert its shares of Series B Preferred Stock into Common Stock;

(d)directly or indirectly, declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Corporation to redeem, repurchase or acquire, any Junior Securities if (i) after giving effect to such action, the Corporation would not have sufficient funds legally available to redeem all outstanding shares of Series B Preferred Stock for an amount equal to the aggregate Series B Liquidation Preference of such shares or (ii) there are any accrued and unpaid Series B Preferred Dividends, Additional Series B Dividends or Series B Registration Default Dividends;

(e)incur any indebtedness for borrowed money, other than indebtedness (i) incurred in the ordinary course of business or (ii) procured from secured lenders of the Corporation holding outstanding indebtedness of the Corporation as of the

Series B Closing Date in an aggregate amount not to exceed the maximum authorized amount of credit available pursuant to the terms of credit agreement with such secured lender as in effect on the Series B Closing Date; or

(f)agree to do any of the foregoing.

16.Redemption.

(a)From and after May 2, 2023, each Holder shall have the right, at the Holder’s option, to require the Corporation to redeem all or any portion of such Holder’s shares of Series B Preferred Stock at a per share price equal to the Series B Liquidation Preference in effect on the Redemption Date (the “Series B Redemption Price”) by delivery of written notice to the Corporation (the “Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the Redemption Request.

(b)Promptly following receipt of a Redemption Request under Section 16(a) and no later than twenty (20) days prior to a Redemption Date contemplated thereby, the Corporation shall mail a notice of optional redemption by first-class mail, postage prepaid to each Holder (other than the Holder(s) who submitted the applicable Redemption Request), which notice shall state (i) the applicable Redemption Date and the applicable Series B Redemption Price and (ii) the date upon which the redemption right terminates, which shall be not earlier than seven (7) Business Days prior to the applicable Redemption Date.  Any Holder may then, in its sole discretion, exercise its redemption right (without waiver of any other redemption rights herein) with respect to all or any portion of the shares of Series B Preferred Stock (the “Redemption Securities”) beneficially owned by such Holder by delivery to the Corporation of a written notice no less than seven (7) Business Days prior to the applicable Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such Holder is exercising its redemption right.

(c)In the event of a Fundamental Change, unless waived by the Required Series B Holders, each Holder shall have the right, at the Holder’s option, to require the Corporation to redeem all or any portion of such Holder’s shares of Series B Preferred Stock at a price equal to the Series B Redemption Price by delivery of a Redemption Request at least thirty (30) days prior to the Redemption Date set forth in the Redemption Request.

(d)In the event of a Fundamental Change other than an Exempt Transaction, the Corporation shall have the right, at the Corporation’s option, to redeem all or any portion of the outstanding shares of Series B Preferred Stock at a price equal to the Series B Redemption Price by delivery of written notice to the Holders (the “Redemption Notice”) at least thirty (30) days prior to the Redemption Date set forth in such Redemption Notice. Such Redemption Notice shall set forth the number of shares of Series B Preferred Stock being redeemed, the Series B Redemption Price and the Redemption Date.

(e)The Corporation shall pay the applicable Series B Redemption Price in cash on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates, if any, representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Corporation); provided, that if such certificates are lost, stolen or destroyed, the Corporation may require the applicable Holder to execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, prior to paying such Series B Redemption Price.

(f)Shares of Series B Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series B Preferred Stock (except the right to receive from the Corporation the applicable Series B Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Series B Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(g)Any redemption of shares of Series B Preferred Stock pursuant to this Section 16 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor.  At the time of the Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption.  To the extent that the Corporation has insufficient funds to redeem all of the shares of Series B Preferred Stock upon the Redemption, the Corporation shall use available funds to redeem a pro rata portion of such shares of Series B Preferred Stock (and a pro rata portion of shares of Series A Preferred Stock if redemption of such shares is required on the same date), to the extent permissible under Delaware law.

17.Corporate Opportunities. Notwithstanding anything contained in this Certificate of Designations, each Holder may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage (which may include investments or activities relating to competitors of the Corporation), including those competitive with the business of the Corporation, or other transactions in which the Corporation, its subsidiaries, any Holder or any other stockholder of the Corporation may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person, in each case without any prior notification or approval of the Corporation or its Board or stockholders.

18.No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series B Preferred Stock above the Series B Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series B Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Series B Preferred Stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock then outstanding (without regard to any limitations on conversion).

19.No Waiver.  Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

20.No Preemptive Rights.  No Holder of any shares of Series B Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

21.Amendment; Waiver.  Any term of the Series B Preferred Stock may be amended or waived (including the adjustment provisions included in Section 7 hereof) upon the written consent of the Corporation and the Holders of at least 66% of the Series B Preferred Stock then outstanding.

22.Action By Holders. Any action or consent to be taken or given by the holders of the Series B Preferred Stock may be given either at a meeting of the Holders of the Series B Preferred Stock called and held for such purpose or by written consent.

23.Fractional Shares.  Series B Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 10th day of March, 2017.

CONNECTURE, INC.

By:	/s/ Vincent E. Estrada
Name:	Vincent E. Estrada
Title:	Chief Financial Officer

[Signature Page to Connecture, Inc. Certificate of Designations, Preferences and Rights]

Exhibit A

FORM OF

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), of Connecture, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.001 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations, Preferences and Rights classifying the Series B Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Applicable Series B Conversion Rate:

Number of shares of Series B Preferred Stock subsequent to Conversion:

Address for Delivery:

OR

DWAC Instruction:
Broker No.:
Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

[HOLDER]

By:
Name:
Title: